Exhibit 99.1

Trex Company Reports Third Quarter 2019 Results

-- Strong Demand Led to a 24% Increase in Trex Residential Product Sales --
-- Higher Sales and Continued Sequential Gross Margin Expansion Drove Significant Operating Leverage --
-- Double-Digit Year-on-Year Sales Growth Expected for Fourth Quarter --

Third Quarter Highlights

  Consolidated net sales were $195 million, an increase of 17%
  Consolidated gross margin of 42.4%, up 200 basis points
  Consolidated earnings per share of $0.72 per share, up 44%

WINCHESTER, Va.--(BUSINESS WIRE)--October 28, 2019--Trex Company, Inc. (NYSE:TREX), the world’s number-one brand of decking and railing and leader in high-performance, low-maintenance outdoor living products, and a leading national provider of custom-engineered railing systems, today reported financial results for the third quarter ended September 30, 2019.

Third Quarter 2019 Results

Consolidated net sales for the third quarter of 2019 were $195 million, 17% ahead of the comparable period in 2018. Trex Residential Products net sales increased 24% to $183 million, or 20% when excluding the impact of the $6 million charge to net sales in last year’s third quarter. Trex Commercial Products contributed $12 million to consolidated third quarter sales. Consolidated gross margin for the quarter was 42.4%, representing gross margins from Trex Residential Products and Trex Commercial Products of 43.4% and 26.5%, respectively. SG&A was $27 million, or 14.1% of net sales.

Net income for the third quarter of 2019 was $42 million, or $0.72 per diluted share, representing increases of 42% and 44%, respectively, from net income of $29 million, or $0.50 per diluted share, reported for last year’s third quarter.

“We continued to experience robust demand for our residential decking products in the third quarter. Growth was led by the appeal of the Trex brand and the value proposition our products represent, strong demand for the new Enhance product line and positive market conditions. We achieved strong double-digit growth despite softer than expected sales in the Trex Commercial Products segment. The 170 point sequential expansion in Residential Products gross margin that was achieved in the third quarter reflected improved production performance that has enhanced our ability to deliver product to our customers. The margin improvement was driven by cost savings initiatives and higher capacity utilization that was partially offset by added material costs for the Enhance product line. Strong sales growth in Trex Residential Products, increased operating efficiencies, and cost management resulted in significant operating leverage, with consolidated earnings per diluted share increasing 26% from the comparable adjusted diluted EPS of $0.57 in last year’s third quarter, after removing the impact of the $6 million charge in that quarter,” noted James E. Cline, President and Chief Executive Officer.

Nine Month 2019 Results

Net sales for the nine months of 2019 were $581 million, 7% above the $544 million reported for the comparable period in 2018. Trex Residential Products net sales were up 10% to $542 million, with Trex Commercial Products contributing an additional $39 million. Consolidated gross margin was 40.5%. Trex Residential Products gross margin was 41.8% and Trex Commercial Products gross margin was 22.6%. SG&A was $93 million, or 16.1% of net sales. Year-to-date, net income totaled $109 million, or $1.86 per diluted share, compared to net income of $109 million, or $1.85 per diluted share, for the nine months of 2018.

Recent Recognitions

  Trex Company was named 2019 eco-leader by Green Builder Media.
  Trex Transcend® Earth Tones decking line earned a spot on Professional Remodeler’s list of Top 100 Products of 2019.
  Ascent® Windscreen System by Trex Commercial Products captured top honors in the 2019 Glass Magazine Awards. The innovative glass windscreen was chosen by voters as the year’s “Best Product Hardware or System.”

Summary and Outlook

“The repair and remodel market remains vibrant, and our brand and market leadership positions together with our expanded product line have resulted in accelerated conversion from the traditional wood market. Based on our current visibility heading into 2020, we expect to see continued strong demand growth next year.

“Increased throughput levels at both production facilities and the addition of capacity at our Fernley facility have increased our ability to meet the elevated market demand. We continue to absorb the additional material costs that currently are required to maintain higher throughput levels for our new Enhance products. We have begun to make modest material reductions and we expect material costs to continue to decline over the next 12 to 18 months. The multi-year capital expenditure program that we announced in June is moving forward on time and, in addition to expanded capacity, is designed to bring further manufacturing efficiencies to our production operations.

“For the fourth quarter of 2019, we expect consolidated net sales of approximately $160 million, representing 14% year-over-year growth and modest sequential expansion in gross margin. The strong fourth quarter double digit growth continues to be driven by expanding Residential production throughput, which will be greater than the third quarter. We reaffirm our expectation for second half 2019 consolidated incremental gross margin of approximately 45% and we are revising full year capital spending guidance to $65 million to $70 million, below our prior estimate of $75 million to $80 million due to timing of actual cash payments related mainly to our $200 million capacity expansion project.

“We continued to execute on our long-term capital allocation priorities in the 2019 third quarter, funding organic growth projects and repurchasing 125,000 shares of our common stock for $10 million as part of the share buyback program,” Mr. Cline concluded.

Third Quarter 2019 Conference Call and Webcast Information

Trex will hold a conference call to discuss its third quarter 2019 results and other corporate matters on Monday, October 28, 2019 at 5:00 p.m. ET. To participate on the day of the call, dial 1-877-270-2148, or internationally 1-412-902-6510, approximately ten minutes before the call and tell the operator you wish to join the Trex Company Conference Call.

A live webcast of the conference call will be available in the Investor Relations section of the Trex Company website at 3Q19 Earnings Webcast. For those who cannot listen to the live broadcast, an audio replay of the conference call will be available on the Trex website for 30 days.

Forward-Looking Statements

The statements in this press release regarding the Company's expected future performance and condition constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are subject to risks and uncertainties that could cause the Company's actual operating results to differ materially. Such risks and uncertainties include, but are not limited to: the extent of market acceptance of the Company’s current and newly developed products; the costs associated with the development and launch of new products and the market acceptance of such new products; the sensitivity of the Company’s business to general economic conditions; the impact of seasonal and weather-related demand fluctuations on inventory levels in the distribution channel and sales of the Company’s products; the availability and cost of third-party transportation services for the Company’s products; the Company’s ability to obtain raw materials at acceptable prices; the Company’s ability to maintain product quality and product performance at an acceptable cost; the level of expenses associated with product replacement and consumer relations expenses related to product quality; the highly competitive markets in which the Company operates; cyber-attacks, security breaches or other security vulnerabilities; and the impact of upcoming data privacy laws and the General Data Protection Regulation and the related actual or potential costs and consequences. Documents filed with the U.S. Securities and Exchange Commission by the Company, including in particular its latest annual report on Form 10-K and quarterly reports on Form 10-Q, discuss some of the important factors that could cause the Company's actual results to differ materially from those expressed or implied in these forward-looking statements. The Company expressly disclaims any obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

About Trex Company

Trex Company is the world’s largest manufacturer of high performance wood-alternative decking and railing with more than 25 years of product experience. Stocked in more than 6,700 retail locations worldwide, Trex outdoor living products offer a wide range of style options with fewer ongoing maintenance requirements than wood, as well as a truly environmentally responsible choice. Also, Trex is a leading national provider of custom-engineered railing and staging systems for the commercial and multi-family market, including performing arts venues and sports stadiums. For more information, visit trex.com.

TREX COMPANY, INC.
Condensed Consolidated Statements of Comprehensive Income
(In thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
	(Unaudited)		(Unaudited)

Net sales	$194,551	$166,380	$580,575	$544,279

Cost of sales	112,120	99,170	345,334	309,241

Gross profit	82,431	67,210	235,241	235,038

Selling, general and administrative expenses	27,409	28,132	93,281	90,603

Income from operations	55,022	39,078	141,960	144,435

Interest (income) expense, net	(744)	(222)	(801)	377

Income before income taxes	55,766	39,300	142,761	144,058

Provision for income taxes	13,790	9,829	33,520	34,657

Net income	$41,976	$29,471	$109,241	$109,401

Basic earnings per common share	$0.72	$0.50	$1.87	$1.86

Basic weighted average common shares outstanding	58,401,183	58,741,973	58,476,430	58,785,546

Diluted earnings per common share	$0.72	$0.50	$1.86	$1.85

Diluted weighted average common shares outstanding	58,605,726	59,084,117	58,706,960	59,111,303

Comprehensive income	$41,976	$29,471	$109,241	$109,401

TREX COMPANY, INC.
Condensed Consolidated Balance Sheets
(In thousands, except share data)

	September 30,	December 31,
	2019	2018
ASSETS	(Unaudited)
Current assets:

Cash and cash equivalents	$133,282	$105,699
Accounts receivable, net	117,386	91,163
Inventories	43,923	57,801
Prepaid expenses and other assets	13,254	15,562
Total current assets	307,845	270,225
Property, plant and equipment, net	143,893	117,144
Goodwill and other intangible assets, net	74,189	74,503
Operating lease assets	41,317	—
Other assets	3,526	3,250
Total assets	$570,770	$465,122

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:

Accounts payable	$24,641	$31,084
Accrued expenses and other liabilities	57,483	56,291
Accrued warranty	5,400	5,400
Line of credit	—	—
Total current liabilities	87,524	92,775

Operating lease liabilities	35,662	—
Deferred income taxes	2,125	2,125
Non-current accrued warranty	21,894	25,354
Other long-term liabilities	15	1,905
Total liabilities	147,220	122,159

Preferred stock, $0.01 par value, 3,000,000 shares authorized; none issued and outstanding	—	—
Common stock, $0.01 par value, 120,000,000 shares authorized; 70,175,776 and 69,998,336 shares issued and 58,353,973 and 58,551,653 shares outstanding at September 30, 2019 and December 31, 2018, respectively	702	700
Additional paid-in capital	122,841	124,224
Retained earnings	526,183	416,942
Treasury stock, at cost, 11,821,803 and 11,446,683 shares at September 30, 2019 and December 31, 2018, respectively	(226,176)	(198,903)
Total stockholders’ equity	423,550	342,963
Total liabilities and stockholders’ equity	$570,770	$465,122

TREX COMPANY, INC.
Condensed Consolidated Statements of Cash Flows
(In thousands)

	Nine Months Ended September 30,
	2019	2018
	(unaudited)
Operating Activities
Net income	$109,241	$109,401
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	10,477	13,164
Stock-based compensation	5,844	5,045
Loss (gain) on disposal of property, plant and equipment	90	50
Other non-cash adjustments	(372)	(408)
Changes in operating assets and liabilities:
Accounts receivable	(26,225)	(21,034)
Inventories	13,878	(927)
Prepaid expenses and other assets	2,129	(3,155)
Accounts payable	(6,443)	8,245
Accrued expenses and other liabilities	(10,262)	619
Income taxes receivable/payable	629	4,369

Net cash provided by operating activities	98,986	115,369

Investing Activities
Expenditures for property, plant and equipment and intangibles	(36,926)	(21,611)
Proceeds from sales of property, plant and equipment	21	83

Net cash used in investing activities	(36,905)	(21,528)

Financing Activities
Borrowings under line of credit	89,500	172,250
Principal payments under line of credit	(89,500)	(172,250)
Repurchases of common stock	(35,216)	(17,723)
Proceeds from employee stock purchase and option plans	718	681

Net cash used in financing activities	(34,498)	(17,042)

Net increase in cash and cash equivalents	27,583	76,799
Cash and cash equivalents at beginning of period	105,699	30,514

Cash and cash equivalents at end of period	$133,282	$107,313

Contacts

Bryan Fairbanks
Exec. Vice President and CFO
540-542-6300

Lynn Morgen/Viktoriia Nakhla
AdvisIRy Partners
212-750-5800